Exhibit 16.2

December 13, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Solid Power, Inc. (formerly Decarbonization Plus Acquisition Corporation III) under Item 4.01 of its Form 8-K dated December 13, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with statements in the first paragraph of this Item or the second and third sentences of the second paragraph of this Item.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York